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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS



Contact:

Lasse Glassen
Financial Relations Board for Aehr Test Systems
Investor/Analyst Contact
(213) 486-6546


        AEHR TEST SYSTEMS REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID
                             PRICE RULE

Fremont, CA (October 1, 2009) - Aehr Test Systems (Nasdaq: AEHR), a technology leader in the semiconductor test and burn-in equipment industry, today announced that it has received a letter dated September 30, 2009 from the Nasdaq Stock Market ("Nasdaq"), confirming that the Company has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Global Market under Listing Rule 5450(a)(1) (the "Minimum Bid Price Rule"). Pursuant to Nasdaq's rules, the Company was required to achieve a closing bid price of at least $1.00 per share for 10 consecutive trading days. The Company completed the requirement on September 29, 2009, and the Company believes it currently meets all requirements for continued listing on the Nasdaq Global Market. The Company's shares continue to be listed on the Nasdaq Global Market and its ticker symbol of "AEHR" remains unchanged.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAMs, flash, and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTSTM, FOXTM, MTX and MAX systems and the DiePak(R) carrier. The ABTS is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues and customer demand and acceptance of Aehr Test's products.





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Aehr Test Systems Regains Compliance with Nasdaq Minimum Bid Price Rule
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Actual results may vary from projected results.  These risks and uncertainties include without limitation, world economic conditions, the timing of the recovery of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.





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